Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, together with all exhibits attached hereto and incorporated herein, this “Agreement”) is made and entered into as of May 18, 2018, by and among the following: (i) Rex Energy Corporation (“Rex”), a company incorporated in the State of Delaware, and each of the undersigned direct and indirect subsidiaries of Rex (collectively, with Rex, the “Company” or the “Debtors”, and each individually, a “Debtor”); (ii) the undersigned persons listed on Exhibit A hereto (the “Consenting Noteholders”) who are beneficial owners of and/or the investment manager of the beneficial owners of the Company’s 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (collectively, such notes, the “Second Lien Notes”) issued under that certain Indenture, dated as of March 31, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Notes Indenture”), by and among the Company, the guarantors named therein and Wilmington Savings Fund Society, FSB, as trustee (the “Indenture Trustee”); (iii) Angelo, Gordon Energy Servicer, LLC (“AGES”), as administrative agent (in such capacity, “Administrative Agent”) and collateral agent under that certain Term Loan Agreement, dated as of April 28, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Company, as borrower, AGES as Administrative Agent and collateral agent, Macquarie Bank Limited, as issuing bank, and the lenders party thereto (the “First Lien Lenders”); and (iv) the undersigned First Lien Lenders (such lenders, the “Consenting Lenders”).

The Company, Administrative Agent, the Consenting Lenders and the Consenting Noteholders and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the term sheet attached hereto as Exhibit B (as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, together with any exhibits or annexes thereto, the “Restructuring Term Sheet”).

RECITALS

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations and agreed to the material terms of certain transactions and settlements with respect to the obligations of the Company under the Term Loan Agreement and the Second Lien Notes Indenture to be

implemented pursuant to a sale process under Section 363 of the Bankruptcy Code (as defined below) and/or pursuant to a chapter 11 plan of reorganization or liquidation, consummated through voluntary reorganization cases (the “Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”) on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet (the “Restructuring Transaction”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement and the Restructuring Term Sheet.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

Section 1.    Conditions to Effectiveness. This Agreement, and the rights and obligations of the Parties hereunder, shall become effective and binding on all Parties immediately upon the first date (such date, the “Agreement Effective Date”) that each of the following conditions shall have been satisfied:

(a)    each Debtor has duly executed and delivered signature pages to this Agreement to counsel to Consenting Lenders and counsel to the Consenting Noteholders;

(b)    the Administrative Agent and Consenting Lenders holding, in the aggregate 100% of the outstanding principal amount of all outstanding indebtedness under the Term Loan Agreement (such indebtedness, the “First Lien Loans”) have duly executed and delivered signature pages to this Agreement to counsel to the Company and counsel to the Consenting Noteholders;

(c)    Consenting Noteholders who are beneficial owners of and/or the investment manager of the beneficial owners of, in the aggregate, at least 66 2/3% of the outstanding principal amount of all Second Lien Notes have duly executed and delivered signature pages to this Agreement to counsel to the Company and counsel to the Consenting Lenders;

(d)    all of the reasonable and documented fees and expenses of the Consenting Noteholders’ advisors (which shall include Akin Gump Strauss Hauer & Feld LLP, Stephens, Inc. and Reed Smith LLP as local counsel) as of the day immediately prior to the date of this Agreement shall have been paid in full; and

(e)    all of the reasonable and documented fees and expenses of the Administrative Agent’s advisors (which shall include Simpson Thacher & Bartlett LLP, PJT Partners and Duane Morris LLP as local counsel) as of the day immediately prior to the date of this Agreement shall have been paid in full.

Section 2.    Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits hereto. In the event of any inconsistency between this Agreement and the exhibits attached hereto, this Agreement shall govern.

Section 3.    Commitments of the Parties to Support the Restructuring Transaction.

(a)    Consenting Noteholders’ Commitments. Each Consenting Noteholder, severally and not jointly, agrees to use (and agrees to cause its controlled affiliates and funds, as appropriate, to use), subject to terms and conditions of this Agreement and the Definitive Documentation, commercially reasonable efforts to:

(1)    (i) support the Restructuring Transaction within the timeframes outlined herein, including supporting a sale and plan of reorganization/liquidation consistent with the terms described herein and in the Definitive Documentation (such a sale, the “Sale” and such a plan, the “Plan”); (ii) negotiate in good faith all Definitive Documentation that is subject to negotiation pursuant to this Agreement; (iii) support a key employee retention plan and key employee incentive plan for the Debtors that provides for payments in accordance with the Initial Budget (as defined below), that, in each case, is reasonably acceptable to the Required Consenting Noteholders,1 the Required Consenting Lenders2 and the Debtors; and (iv) act in good faith and take (and cause its agents, representatives and employees to take) all actions reasonably necessary or as required by the Bankruptcy Court to support and achieve consummation of all transactions and implementation steps contemplated in this Agreement and the Restructuring Term Sheet;

(2)    support and not object to, delay, impede, or take any other action to interfere with the entry of the orders contemplated by this Agreement, including the DIP Orders (as defined below), and any other order of the Bankruptcy Court reasonably required to implement all transactions and implementation steps contemplated in this Agreement and the Restructuring Term Sheet;

(3)    following receipt of the Solicitation Materials (as defined below), (i) timely vote any and all of its Claims (as defined in the Bankruptcy Code), including all Claims under the Second Lien Notes Indenture (the “Second Lien Notes Claims”), to accept the Plan by delivering its duly executed and completed ballots accepting the Plan on a timely basis, (ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballots indicating such election, and (iii) thereafter, not change or withdraw (or cause to be changed or withdrawn) any such vote or election; and

[1]	As used herein, “Required Consenting Noteholders” means Consenting Noteholders who are beneficial owners of and/or the investment manager of the beneficial owners of more than fifty percent (50%) of the principal amount of Second Lien Notes outstanding as of the Agreement Effective Date and at least 2/3 in number of the Consenting Noteholders as of the Agreement Effective Date.
[2]	As used herein, “Required Consenting Lenders” means Consenting Lenders holding 66.67% of the First Lien Loans held by all Consenting Lenders as of the Agreement Effective Date.

(4)    support and not object to, delay, impede, or take any other action to interfere with (and direct the Indenture Trustee to support and not object to, delay, impede or take any other action to interfere with) the acceptance, implementation, or consummation of the Restructuring Transaction (including not objecting to consummation of a Sale or confirmation and consummation of the Plan) or propose, file, support, or vote for any restructuring, workout, liquidation or chapter 11 plan for any of the Debtors other than the Restructuring Transaction (but without limiting the consent, approval, or termination rights provided in this Agreement and the Definitive Documentation) ; and

(5)    oppose (both by filing timely opposition pleadings and orally at any hearings in the Cases) any actions taken by a third party in opposition to the Restructuring Transactions and the transactions contemplated herein, including approval of the Definitive Documentation.

(b)    Consenting Lenders’ Commitments. The Administrative Agent and each Consenting Lender, severally and not jointly, agrees to use, subject to terms and conditions of this Agreement and the Definitive Documentation, commercially reasonable efforts to:

(1)    (i) support the Restructuring Transaction within the timeframes outlined herein, including supporting the Sale and Plan consistent with the terms described herein and in the Definitive Documentation; (ii) negotiate in good faith all Definitive Documentation that is subject to negotiation pursuant to this Agreement; (iii) support a key employee retention plan and key employee incentive plan for the Debtors that provides for payments in accordance with the Initial Budget (as defined below), that, in each case, is reasonably acceptable to the Required Consenting Noteholders, the Required Consenting Lenders and the Debtors; and (iv) act in good faith and take (and cause its agents, representatives and employees to take) all actions reasonably necessary or as required by the Bankruptcy Court to support and achieve consummation of all transactions and implementation steps contemplated in this Agreement and the Restructuring Term Sheet;

(2)    support and not object to, delay, impede, or take any other action to interfere with the entry of the orders contemplated by this Agreement, including the DIP Orders, and any other order of the Bankruptcy Court reasonably required to implement all transactions and implementation steps contemplated in this Agreement and the Restructuring Term Sheet;

(3)    following receipt of the Solicitation Materials and subject to the terms and conditions contained in this Agreement and the Definitive Documentation, (i) timely vote or cause to vote any and all of its Claims (as defined in the Bankruptcy Code), including all Claims under the Term Loan Agreement (the “First Lien Term Loan Claims”), to accept the Plan by delivering its duly executed and completed ballots accepting the Plan on a timely basis, (ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballots indicating such election, and (iii) thereafter, not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(4)    support and not object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transaction (including not objecting to consummation of a Sale or confirmation and consummation of a Plan) or propose, file, support, or vote for any restructuring, workout, liquidation or chapter 11 plan for any of the Debtors other than the Restructuring Transaction and the Restructuring Term Sheet (but without limiting the consent, approval, or termination rights provided in this Agreement and the Definitive Documentation); and

(5)    oppose (both by filing timely opposition pleadings and orally at any hearings in the Cases) any actions taken by a third party in opposition to the Restructuring Transactions and the transactions contemplated herein, including approval of the Definitive Documentation.

Notwithstanding anything to the contrary herein (but subject to the proviso in subclause (iii) of this paragraph), nothing in this Agreement shall limit, condition or restrict, in any way, the Consenting Lenders, in their capacities as lenders under the DIP Credit Agreement (as defined below) (in such capacity, “DIP Lenders”), from (i) exercising any rights and remedies under the DIP Credit Agreement (and any related credit documents, including the DIP Orders), (ii) waiving or forbearing with respect to any Default or Event of Default under and as defined in the DIP Credit Agreement, (iii) amending, modifying or supplementing the DIP Credit Agreement (or any related credit documents); provided, however, that while the Consenting Lenders remain bound to the obligations set forth in this Section 3(b), without the consent of the Requisite Consenting Noteholders, the DIP Credit Agreement shall not be amended, modified or supplemented in a manner that conflicts with, or is inconsistent with, the terms and conditions of this Agreement, or (iv) refusing to make additional advances under the DIP Credit Agreement, in each case, in their sole and absolute discretion and in accordance with the terms of the DIP Credit Agreement (or related credit documents and the DIP Orders).

(c)    Debtors’ Commitments. The Debtors shall:

(1)    pay in full and in cash all of the Consenting Lenders’ reasonable and documented fees, costs and expenses, including all reasonable and documented fees, costs and expenses of the professionals and advisors to the Consenting Lenders specified herein and, thereafter, continue to pay such amounts as they come due; it being understood that, as of the Agreement Effective Date, the Administrative Agent’s professionals and advisors include (i) Simpson Thacher & Bartlett LLP, (ii) Duane Morris LLP as local counsel and (iii) PJT Partners;

(2)    pay in full and in cash all of the Consenting Noteholders’ and Indenture Trustee’s reasonable and documented fees, costs and expenses, including, all reasonable and documented fees, costs and expenses of the professionals and advisors to the Consenting Noteholders and to the Indenture Trustee specified herein and, thereafter, continue to pay such amounts as they come due; it being understood that, as of the Agreement Effective Date, the Consenting Noteholders’ professionals and advisors include (i) Akin Gump Strauss Hauer & Feld LLP, (ii) Stephens, Inc. and (iii) Reed Smith LLP as local counsel, and the Indenture Trustee’s professionals and advisors include Morrison & Foerster LLP; provided that, the Debtors shall not reimburse such fees, costs and expenses to the extent incurred to challenge the validity, enforceability or priority of the First Lien Term Loan Claims, claims arising under the DIP Credit Agreement and the related security interests, or incurred in litigating the enforcement of this Agreement against the Consenting Noteholders.

(3)    immediately upon (or prior to) the Agreement Effective Date, deliver to Akin Gump Strauss Hauer & Feld LLP, Stephens, Inc., Simpson Thacher & Bartlett LLP and PJT Partners a preliminary 13-week cash budget from the Agreement Effective Date and, as soon as practicable following the Agreement Effective Date, but prior to the Petition Date (defined below), agree on a final 13-week cash budget in form and substance acceptable to the Consenting Noteholders and the Consenting Lenders, in each case subject to their sole discretion (the “Initial Budget”) and (ii) thereafter, comply with the Initial Budget subject to any variances permitted by the DIP Credit Agreement; provided, however, that any term or line item of the Initial Budget may be revised, amended or waived with the prior written consent of the Debtors, the Required Consenting Noteholders and the Required Consenting Lenders, which consent shall not be unreasonably withheld, conditioned or delayed;

(4)    (i) implement a sale process during the Cases in accordance with this Agreement and the Bid Procedures (as defined below), including adhering to the timeframes outlined herein (including the dates set forth in Section 7(a) and Section 7(b) hereof and in the Restructuring Term Sheet), (ii) support the Restructuring Transaction, the Restructuring Term Sheet and all other transactions contemplated by this Agreement within the timeframes outlined in this Agreement and (iii) act in good faith and take (and cause their controlled affiliates, and their respective representatives, agents and employees to take) all actions reasonably necessary, or as may be required by order of the Bankruptcy Court, to support and achieve entry of the orders contemplated by this Agreement, including the DIP Orders, and any other order of the Bankruptcy Court reasonably required to implement all transactions and implementation steps contemplated in this Agreement and the Restructuring Term Sheet;

(5)    file on the date on which the Cases commence (such date of commencement of the Cases, the “Petition Date”) a motion seeking entry of an interim order in the form agreed to by the Parties prior to the Agreement Effective Date (the “Interim DIP Order”) approving a post-petition credit facility in the form agreed to by the Parties prior to the Agreement Effective Date (as may be amended, supplemented or otherwise modified in accordance with its terms, the “DIP Credit Agreement”) and the use of cash collateral (the “DIP Motion”);

(6)    file on the Petition Date, such “first day” motions and pleadings reasonably determined by the Debtors, in consultation with counsel to the Consenting Noteholders and the Consenting Lenders, to be necessary (collectively, the “First Day Motions”) and to seek interim (to the extent necessary) and final orders from the Bankruptcy Court approving such relief;

(7)    as soon as practicable, but in any event no later than fourteen (14) days after the Petition Date, file a motion for entry of an order from the Bankruptcy Court under Section 365 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules approving the assumption of this Agreement, including the settlement contained herein, which motion and order shall be in form and substance reasonably acceptable to the Required Consenting Noteholders and the Required Consenting Lenders (such a motion, the “Settlement Approval Motion”; and such order, the “Settlement Approval Order”);

(8)    comply with the milestones set forth in Section 7(a)(1) through Section 7(a)(9) (each, a “Milestone” and, collectively, the “Milestones”), in each case in accordance with the applicable timeframes referenced in such Milestone;

(9)    provide, and direct their employees, officers, advisors and other representatives to provide, to the Consenting Noteholders and the Consenting Lenders and their respective legal and financial advisors (i) reasonable access to the Debtors’ books and records during normal business hours on reasonable advance notice to the Debtors’ representatives and without disruption to the operation of the Debtors’ business, (ii) reasonable access to the management and advisors of the Debtors on reasonable advance notice to such persons and without disruption to the operation of the Debtors’ business, and (iii) such other information as reasonably requested;

(10)    provide draft copies of all motions and other pleadings to be filed in the Cases to counsel to each of the Consenting Noteholders and the Consenting Lenders not less than two (2) Business Days prior to the date when the Company intends to file such document, and consult in good faith with the Consenting Noteholders and the Consenting Lenders regarding the form and substance of any such proposed filing; provided, however, that in the event that not less than two (2) Business Days’ notice is impossible or impracticable under the circumstances, the Debtors shall provide draft copies of any motions or other pleadings to counsel to each of the Consenting Noteholders and the Consenting Lenders as soon as otherwise practicable before the date when the Company intends to file any such motion or other pleading;

(11)    use reasonable best efforts to obtain any and all regulatory and/or third party approvals necessary to consummate the Restructuring Transaction;

(12)    not, directly or indirectly, through any person or entity, take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede, consummation of the Restructuring Transaction, including, implementation of the sale process as contemplated in the Sale Motion and the Bid Procedures Order, and solicitation of votes on the Plan, approval of the Disclosure Statement, and the confirmation and consummation of the Plan, or take any other action that would have a material negative impact upon the Restructuring Transaction;

(13)    timely pay all fees and expenses as set forth in Section 3(c) of this Agreement (subject to the applicable DIP Orders (as defined below));

(14)    timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Cases;

(15)    timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; and

(16)    not seek, solicit, or support any dissolution, winding up, liquidation or reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, any debt or equity financing or re-financing, recapitalization or other restructuring of the Debtors (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) (each, an “Alternative Transaction”), other than the Restructuring Transaction, or cause or allow any of their agents or representatives to solicit any Alternative Transaction, unless the board of directors of Rex determines, based on the written advice of outside legal counsel and outside financial advisors, in good faith, and consistent with its fiduciary duties, that (a) such Alternative Transaction would maximize the value of the Debtors’ estates and recoveries to all their stakeholders (taking into account the timing and amount of payment in respect of the First Lien Claims, the Claims under the DIP Credit Agreement, and the Second Lien Note Claims in connection with the implementation and consummation of such Alternative Transaction), and (b) proceeding with the Restructuring Transaction (as opposed to such Alternative Transaction) would be inconsistent with the applicable fiduciary duties of the board of directors of Rex. Prior to the earlier of (x) making a public announcement regarding their intention to accept an Alternative Transaction or (y) entering into a definitive agreement with respect to an Alternative Transaction, the Debtors shall have terminated this Agreement pursuant to Section 7(c)(4). The Debtors shall give counsel to the Consenting Noteholders and the Administrative Agent not less than five (5) Business Days’ prior written notice before exercising such termination right in accordance with this Agreement. At all times prior to the date on which the Debtors enter into a definitive agreement in respect of such an Alternative Transaction or make a public announcement regarding their intention to do so, the Debtors shall (x) provide to Akin Gump Strauss Hauer & Feld LLP, Stephens, Inc., Simpson Thacher & Bartlett LLP and PJT Partners a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for such Alternative Transaction within five (5) Business Days of the Debtors’ or their advisors’ receipt of such offer or proposal and (y) provide such information to Akin Gump Strauss Hauer & Feld LLP, Stephens, Inc., Simpson Thacher & Bartlett LLP

and PJT Partners regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep Akin Gump Strauss Hauer & Feld LLP, Stephens, Inc., Simpson Thacher & Bartlett LLP and PJT Partners contemporaneously informed as to the status and substance of such discussions.

Section 4.    Definitive Documentation. The documents, instruments and agreements governing the Restructuring Transaction (collectively, the “Definitive Documentation”) shall include: (i) the Interim DIP Order, the DIP Credit Agreement and a final order substantially in the form of the Interim DIP Order, subject to customary changes to reflect a final order and to reflect the “roll up” of First Lien Loans described in the DIP Motion and such other changes reasonably acceptable to the Required Consenting Noteholders and Required Consenting Lenders (the “Final DIP Order”, together with the Interim DIP Order, the “DIP Orders”);

(b)    a motion (the “Sale Motion”) seeking entry of (i) an order by the Bankruptcy Court approving bidding procedures with respect to the Sale consistent with the Restructuring Term Sheet (including a bid deadline (the “Bid Deadline”) no later than one hundred fifteen (115) days after the Petition Date) and otherwise in form and substance reasonably satisfactory to the Required Consenting Noteholders and Required Consenting Lenders (such an order, the “Bid Procedures Order”; and such bidding procedures, the “Bid Procedures”) and (ii) an order by the Bankruptcy Court seeking approval of the Sale consistent with the Restructuring Term Sheet and otherwise in form and substance satisfactory to the Required Consenting Noteholders and Required Consenting Lenders (the “Sale Order”);

(c)    (i) the Plan (and all exhibits, annexes and schedules thereto), which shall be consistent with this Agreement and the Restructuring Term Sheet; (ii) any plan supplement documents; (iii) a disclosure statement in connection with the Plan (the “Disclosure Statement”), and pleadings in support of approval of the Disclosure Statement; (iv) the solicitation materials in respect of such Plan (the “Solicitation Materials”), and pleadings in support of approval of the Solicitation Materials; (v) the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials; and (vi) the order of the Bankruptcy Court confirming the Plan and authorizing all of the transactions and agreements contemplated by the Plan (and all exhibits, annexes and schedules thereto), including any plan supplement documents (the “Confirmation Order”), which Confirmation Order shall include a waiver of the automatic stay for effectiveness of the Plan under Rule 3020(e) of the Federal Rules of Bankruptcy Procedure, and pleadings in support of entry of the Confirmation Order;

(d)    the First Day Motions and related interim and final orders; and

(e)    the Settlement Approval Motion and the Settlement Approval Order.

The Definitive Documentation remains subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the Restructuring Term Sheet and, except where otherwise specified in this Agreement or the Restructuring Term Sheet or agreed to in writing by the Parties, shall otherwise be in form and substance reasonably acceptable to Debtors, the Consenting Noteholders, the Administrative Agent and the Consenting Lenders. Each Consenting Noteholder and each Debtor agrees that the form of DIP Credit Agreement delivered to it by counsel to the Administrative Agent on May 17, 2018 and which the Debtors propose to attach to the Interim DIP Order is in form and substance reasonably acceptable to it for purposes of this Agreement.

Section 5.    Transfers of Claims.

(a)    Restrictions on Transfers. Each Consenting Lender and Consenting Noteholder, solely as to itself, agrees that such Consenting Lender or Consenting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of, directly or indirectly, in whole or in part any ownership (including beneficial ownership) (each, a “Transfer”) of, any of its Claims against or Interests (as defined in the Bankruptcy Code) in any of the Debtors, including any First Lien Term Loan Claims or Second Lien Notes Claims, or any option thereon or any right or interest therein (including granting any proxies, depositing any of its Claims or Interests into a voting trust or entering into a voting agreement with respect to any of its Claims or Interests); provided, that, if the transferee thereof either (i) is a Consenting Lender or a Consenting Noteholder (provided that written notice of such transfer shall be provided to the Debtors and counsel to the Administrative Agent and Consenting Noteholders within two (2) Business Days after the consummation of such transfer) or (ii) prior to, or contemporaneous with, such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Lender or Consenting Noteholder (as applicable) and to be bound by all of the terms of this Agreement applicable to a Consenting Lender or Consenting Noteholder (including with respect to any and all Claims and Interests it already may hold against or in the Debtors prior to such Transfer) by executing a joinder agreement in the form attached hereto as Exhibit C (a “Joinder”), and delivering an executed copy thereof within two (2) Business Days after such execution, the Company and counsel to the Consenting Lenders and the Consenting Noteholders, in which event (A) the transferee (a “Permitted Transferee”) shall be deemed to be a Consenting Lender or Consenting Noteholder (as applicable) hereunder to the extent of such transferred rights and obligations, and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations; provided, further, that a Qualified Marketmaker3 that acquires any of the Claims or Interests of any Consenting Lender or Consenting Noteholder party hereto with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement (except as provided in this clause (a) and clause (c) below) if such Qualified Marketmaker transfers such Claims or Interests (by purchase, sale, assignment, participation, or otherwise) to a Consenting Noteholder, Consenting Lender or a Permitted Transferee, and the transfer documentation between the transferring Consenting Lender or Consenting Noteholder and such Qualified Marketmaker shall contain a requirement that provides as such. Any transfer made while this Agreement remains in effect in violation of this provision shall be void ab initio.

[3]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Debtors (or enter with customers into long and short positions in claims against the Debtors), in its capacity as a dealer or market maker in claims against the Debtors and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(b)    Additional Claims or Interests. This Agreement shall in no way be construed to preclude any Consenting Lender or Consenting Noteholder from acquiring additional First Lien Term Loan Claims or Second Lien Notes Claims or any other Claims against or Interests in the Debtors; provided that, upon any such acquisition of additional Claims or Interests, such Consenting Lender or Consenting Noteholder shall promptly notify (in no event later than five (5) Business Days thereafter) counsel to the Administrative Agent, the Consenting Noteholders and the Company, and each Consenting Lender or Consenting Noteholder agrees (i) that such Claims and Interests (including any First Lien Term Loan Claims and Second Lien Note Claims as applicable) shall be subject to this Agreement and (ii) to vote such Claims and Interests (if applicable) in a manner consistent with Sections 3(a)(3) and 3(b)(3) hereof as applicable.

(c)    Obligations of Qualified Marketmaker. Notwithstanding the foregoing clause (a) of this Section 5, if at the time of a proposed Transfer of such Claims or Interests to a Qualified Marketmaker, such Claims or Interests (x) may be voted on the Plan, the proposed transferor Consenting Noteholder Lender or Consenting Lender, as applicable, must first vote such Claims or Interests in accordance with Section 3(a)(3) or Section 3(b)(3), as applicable, or (y) have not yet been and may not yet be voted on the Plan and such Qualified Marketmaker does not Transfer such Claims or Interests to a subsequent transferee prior to the third (3rd) Business Day prior to the expiration of the applicable voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Noteholder or Consenting Lender, as applicable, with respect to such Claims or Interests in accordance with the terms hereof (including the obligation to vote in favor the Plan); provided, that, the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Noteholder or Consenting Lender, as applicable, with respect to such Claims or Interests at such time that the transferee of such Claims or Interests becomes a Consenting Noteholder or Consenting Lender, as applicable, with respect to such Claims or Interests.

Section 6.    Representations, Warranties, Agreements and Covenants.

(a)    Mutual Representations and Warranties. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Lender or Consenting Noteholder becomes a party hereto):

(1)    Power and Authority. Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(2)    No Conflict. The execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party;

(3)    No Consent or Approval. The execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the U.S. Securities and Exchange Commission; and

(4)    Enforceability. This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)    Additional Representations of the Consenting Lenders or Consenting Noteholders. Each Consenting Lender or Consenting Noteholder, severally and not jointly, represents and warrants to the other Parties that, as of the date hereof (or as of the date such Consenting Lender or Consenting Noteholder becomes a party hereto), such Consenting Lender or Consenting Noteholder (i) is the owner of the aggregate principal amount of First Lien Loans or Second Lien Notes, as applicable, set forth below its name on the signature page hereto, Exhibit A hereto or to its Joinder, as applicable, and/or (ii) has, with respect to the beneficial owner(s) of such First Lien Loans or Second Lien Notes, as applicable, (A) sole investment or voting discretion with respect to such First Lien Loans or Second Lien Notes, (B) full power and authority to vote on and consent to matters concerning such First Lien Loans (and any First Lien Term Loan Claims associated therewith) or Second Lien Notes (and any Second Lien Notes Claims associated therewith), and (C) full power and authority to bind or act on the behalf of, such beneficial owner(s).

(c)    Make Whole Settlement (Consenting Noteholders). Each Consenting Noteholder hereby (i) agrees to the terms of the settlement as to the amount of the Yield Maintenance Amount and Call Protection Amount (each as defined in the Term Loan Agreement) as described in the Restructuring Term Sheet, (ii) agrees, admits and stipulates that the First Lien Lenders shall have allowed, secured Claims with respect to the Yield Maintenance Amount and Call Protection Amount in an aggregate principal amount equal to $50 million, plus all pre- and post-petition interest thereon, and that the Yield Maintenance Amount and Call Protection Amount in such aggregate amount constitute Secured Obligations (as defined in the Term Loan Agreement) that are legal, valid, binding and non-avoidable obligations against each of the Debtors and are not subject to any avoidance, recharacterization, effect, counterclaim, defense, offset, subordination, other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise, (iii) agrees and admits that the Debtors’ stipulations and admissions contained in paragraphs 5 and 16 of the Interim DIP Order (including as to the amount and validity of the Yield Maintenance Amount and the Call Protection Amount) are true and accurate, and shall be deemed binding on it as if made by such

Consenting Noteholder and (iv) agrees not to contest or object to or support any other entity in contesting or objecting to (and shall direct the Indenture Trustee not to contest or object to) the allowance or enforceability of the Yield Maintenance Amount or Call Protection Amount in an aggregate principal amount equal to $50 million, plus all pre- and post-petition interest thereon; provided that, pursuant to the terms of the Restructuring and Settlement Term Sheet, the Yield Maintenance Amount and Call Protection Amount may be increased up to the Maximum MW Amount and may be reduced to not less than the Minimum MW Amount and the First Lien Lenders shall waive their rights to any pre- or post-petition interest thereon. This agreement, stipulations, and admissions contained in this Section 6(c) shall be deemed a binding settlement on each of the Consenting Noteholders, their successors, assignees, affiliates, agents and employees immediately as of the Agreement Effective Date, which settlement shall be a Surviving Provision (as defined below) that survives termination of this Agreement except following the occurrence of a MW Settlement Termination Event (as defined below). Following the occurrence of a MW Settlement Termination Event, the Challenge Period (as defined in the DIP Orders) shall be extended solely as to the Consenting Noteholders to the date that is ten (10) Business Days following the date of the MW Settlement Termination Event (to the extent the Challenge Period has otherwise passed). In the event of a successful Challenge that results in a final determination of the Yield Maintenance Amount and Call Protection Amount to be less than the Minimum MW Amount, the Prepetition Second Lien Secured Parties shall not be required to satisfy any such disallowed obligations from their own recovery (whether as a result of the turnover provisions of Second Lien Intercreditor Agreement (as defined in the Term Loan Agreement) or under any other legal or contractual theory) and the Make Whole Amount shall be such lesser amount determined in such successful Challenge for all purposes. For the avoidance of doubt, upon the occurrence of a MW Settlement Termination Event, this Section 6(c) shall be shall be null and void and of no further force and effect.

(d)    Make Whole Settlement (Consenting Lenders). Each Consenting Lender hereby (i) agrees to the terms of the settlement as to the amount of the Yield Maintenance Amount and Call Protection Amount (each as defined in the Term Loan Agreement) as described in the Restructuring Term Sheet, and (ii) agrees not to (and shall direct the Administrative Agent not to) assert that the Yield Maintenance Amount or Call Protection Amount is an amount greater than $50 million, plus all pre- and post-petition interest thereon to the extent set forth in this Agreement and the Restructuring Term Sheet; provided that, pursuant to the terms of the Restructuring and Settlement Term Sheet, the Yield Maintenance Amount and Call Protection Amount may be increased up to the Maximum MW Amount and may be reduced to not less than the Minimum MW Amount and such Consenting Lender waives its rights to any pre- or post-petition interest thereon. This agreement, stipulations, and admissions contained in this Section 6(d) shall be deemed a binding settlement on each of the Consenting Lenders, their successors, assignees, affiliates, agents and employees immediately as of the Agreement Effective Date, which settlement shall be a Surviving Provision (as defined below) that survives termination of this Agreement except following the occurrence of a MW Settlement Termination Event (as defined below). Following the occurrence of a MW Settlement Termination Event, the Challenge Period shall be extended solely as to the Consenting Lenders to the date that is ten (10) Business Days following the date of the MW Settlement Termination Event (to the extent the Challenge Period has otherwise passed). For the avoidance of doubt, upon the occurrence of a MW Settlement Termination Event, this Section 6(d) shall be null and void and of no further force and effect.

(e)    Mutual Release. In consideration of the benefits afforded by this Agreement, (i) the Company, including after the Petition Date, on behalf of themselves and their respective estates, (ii) each Consenting Noteholder, (iii) the Administrative Agent and (iv) each Consenting Lender, on behalf of themselves and each of the foregoing Parties’ predecessors, successors and assigns, and current and former shareholders, affiliates, subsidiaries, principals, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants (collectively, the “Representatives” in their capacities as such), in each case in their capacity as such, forever and irrevocably release, discharge, and acquit each other and their respective Representatives of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, reasonable attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending or threatened, including all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description, solely arising out of, in connection with, or relating to this (a) Agreement, (b) the Term Loan Agreement and the related loan documents (including any forbearance or waivers granted in connection therewith), and any actions taken by the Administrative Agent or Lender thereunder, including the exercise of remedies and acceleration of such debt, (c) the Second Lien Notes Indenture and the related loan documents (including any forbearance or waivers granted in connection therewith), and any actions taken by the Indenture Trustee or holders of Second Lien Notes thereunder, including the exercise of remedies and acceleration of such debt) and/or (d) in each case, any transactions contemplated hereunder or thereunder, including any and all (x) so-called “lender liability” or similar claims or causes of action, (y) claims and causes of action arising under the Bankruptcy Code, and (z) claims and causes of action with respect to the validity, priority, perfection or avoidability of the liens or claims of the Administrative Agent, the First Lien Lenders or the holders of Second Lien Notes; provided that, the releases set forth in this section shall be limited to such claims arising prior to and including the Agreement Effective Date and, with respect to the Debtors and their estates, shall be subject to the challenge provisions of the applicable DIP Order and any applicable Challenge; provided further, that, from and after the occurrence of a MW Settlement Termination Event this Section 6(e) and the releases set forth herein shall be null and void and of no further force and effect; provided, further, that the mutual releases in this Section 6(e) shall not affect or release any Party’s rights to enforce this Agreement, the Plan or the other contracts, instruments, releases, agreements or documents to be, entered into or delivered in connection with this Agreement, the Plan or the Restructuring.

Section 7.    Termination Events.

(a)    Consenting Noteholder Termination Events. The Required Consenting Noteholders shall have the right, but not the obligation, upon seven (7) Business Days’ written notice to the Administrative Agent and the Company in accordance with Section 9(o) hereof, to terminate the obligations of the Consenting Noteholders under this Agreement upon the occurrence of any of the following events, unless waived, in writing by the Required Consenting Noteholders on a prospective or retroactive basis (it being agreed, during the seven (7) Business Days’ notice period, any of the following events may be cured):

(1)    the cases shall not have been commenced by May 18, 2018;

(2)    the Bankruptcy Court shall not have entered the Interim DIP Order within three (3) Business Days of the Petition Date (unless the DIP Lenders extend the date under the DIP Credit Agreement by which the Interim DIP Order must be entered, in which case such extended date shall apply to this clause (2));

(3)    the Debtors shall not have filed the Sale Motion within fourteen (14) days after the Petition Date;

(4)    the Bankruptcy Court shall not have entered the Bid Procedures Order within fifty (50) days after the Petition Date;

(5)    the Bankruptcy Court shall not have entered an order approving the Disclosure Statement within seventy-five (75) days after the Petition Date;

(6)    the Bid Deadline shall not have occurred within one hundred fifteen (115) days after the Petition Date;

(7)    if a “qualified bid” satisfying the Reserve Price has been submitted prior to the Bid Deadline, the Debtors shall not have commenced the Auction within one hundred twenty-five (125) days of the Petition Date;

(8)    the Restructuring Transaction shall not have been consummated within one hundred seventy (170) days of the Petition Date;

(9)    the Bankruptcy Court shall have entered an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Cases, which order has not been stayed, reversed or vacated within ten (10) Business Days after such issuance;

(10)    any Debtor (i) files, amends or modifies, or files a pleading seeking approval of any Definitive Documentation (other than the DIP Credit Agreement) or authority to amend or modify the Definitive Documentation (other than the DIP Credit Agreement) in a manner that is inconsistent with or not permitted by this Agreement or the Restructuring Term Sheet (including with respect to the consent rights afforded the Consenting Lenders and Consenting Noteholders, respectively, under this Agreement) without the prior written consent of the Required Consenting Noteholders (it being agreed, the DIP Credit Agreement and related documents may be amended, supplemented or modified without the consent of the Consenting Noteholders, subject to their rights in Section 7(a)(13) and the limitations set forth in the last paragraph of Section 3(b)), (ii) revokes the Restructuring Transaction without the prior consent of the Required Consenting Noteholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii) or is otherwise inconsistent with the consent rights afforded such Parties under this Agreement;

(11)    a material breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement, which (to the extent curable) remains uncured for a period of seven (7) Business Days after the receipt by the Debtors of written notice of such breach;

(12)    a material breach by a Consenting Lender of any representation, warranty, or covenant of such Consenting Lender set forth in this Agreement (including, for the avoidance of doubt, the obligations regarding the transfer of claims in Section 5 hereof), which (to the extent curable) remains uncured for a period of seven (7) Business Days after the receipt by such Consenting Lender of written notice of such breach from the Required Consenting Noteholder; provided, that, the foregoing shall not be a termination event so long as non-breaching Consenting Lenders party hereto continue to hold at least 66-2/3% of the outstanding First Lien Loans;

(13)    prior to the Bid Deadline, or after the Bid Deadline if a “qualified bid” satisfying the Reserve Price has been received and the Debtors are pursuing closing of such bid, (i) an Event of Default has occurred under the DIP Credit Agreement and the administrative agent or lenders thereunder have commenced remedies with respect to such Event of Default or (ii) any of the milestone dates in the DIP Credit Agreement are shortened or the DIP Credit Agreement is waived, modified, amended or supplemented in a manner that materially and adversely changes the economic terms from the perspective of the Debtors, including in a manner that increases, or is reasonably likely to increase, the obligations or liabilities of the Debtors under the DIP Credit Agreement in an amount greater than $1,000,000; provided, that the extension of additional loans to the Debtors, and any resulting increase in commitments, under the DIP Credit Agreement on economic terms and conditions that are substantially similar to the economic terms and conditions of the DIP Credit Agreement shall not cause a termination event under this subclause (ii); or

(14)    the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order that would reasonably be expected to prevent consummation of the Restructuring Transaction in accordance with this Agreement and the Restructuring Term Sheet; provided, however, that the Parties shall have ten (10) Business Days after issuance of such final ruling, judgment or order to obtain relief that would allow consummation of the Restructuring Transaction in accordance with this Agreement and the Restructuring Term Sheet; provided further that, the denial of the Settlement Approval Order by the Bankruptcy Court or a successful Challenge as to the amount of the Yield Protection Amount or Call Protection Amount shall not constitute a termination event for the Consenting Noteholders under this clause (14) or otherwise.

(b)    Consenting Lenders Termination Events. The Required Consenting Lenders shall have the right, but not the obligation, upon seven (7) Business Days’ written notice to the counsel to the Consenting Noteholders and the Company in accordance with Section 9(o) hereof, to terminate the obligations of the Consenting Lenders and Administrative Agent under this Agreement upon the occurrence of any of the following events, unless waived, in writing by the Required Consenting Lenders on a prospective or retroactive basis (it being agreed, during the seven (7) Business Days’ notice period, any of the following events may be cured):

(1)    the cases shall not have been commenced by May 18, 2018;

(2)    the Bankruptcy Court shall not have entered the Interim DIP Order within three (3) Business Days of the Petition Date (unless the DIP Lenders extend the date under the DIP Credit Agreement by which the Interim DIP Order must be entered, in which case such extended date shall apply to this clause (2));

(3)    the Debtors shall not have filed the Sale Motion within fourteen (14) days after the Petition Date;

(4)    the Bankruptcy Court shall not have entered the Bid Procedures Order within fifty (50) days after the Petition Date;

(5)    the Bankruptcy Court shall not have entered an order approving the Disclosure Statement within seventy-five (75) days after the Petition Date;

(6)    the Bid Deadline shall not have occurred within one hundred fifteen (115) days after the Petition Date;

(7)    if a “qualified bid” satisfying the Reserve Price has been submitted prior to the Bid Deadline, the Debtors shall not have commenced the Auction within one hundred twenty-five (125) days of the Petition Date;

(8)    the Restructuring Transaction shall not have been consummated within one hundred seventy (170) days of the Petition Date;;

(9)    the Bankruptcy Court shall have entered an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Cases, which order has not been stayed, reversed or vacated within ten (10) Business Days after such issuance;

(10)    any Debtor (i) files, amends or modifies, or files a pleading seeking approval of any Definitive Documentation or authority to amend or modify the Definitive Documentation in a manner that is inconsistent with or is not permitted by this Agreement or the Restructuring Term Sheet (including with respect to the consent rights afforded the Consenting Lenders and Consenting Noteholders, respectively, under this Agreement) without the prior written consent of the Required Consenting Noteholders, (ii) revokes the Restructuring Transaction without the prior consent of the Required Consenting Lenders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii) or is otherwise inconsistent with the consent rights afforded such Parties under this Agreement;

(11)    a material breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement, which (to the extent curable) remains uncured for a period of seven (7) Business Days after the receipt by the Debtors of written notice of such breach;

(12)    a material breach by a Consenting Noteholder of any representation, warranty, or covenant of such Consenting Noteholder set forth in this Agreement (including, for the avoidance of doubt, the obligations regarding the transfer of claims in Section 5 hereof), which (to the extent curable) remains uncured for a period of seven (7) Business Days after the receipt by such Consenting Noteholder of written notice of such breach from the Administrative Agent; provided, that, the foregoing shall not be a termination event so long as non-breaching Consenting Noteholders party hereto continue to be the beneficial owners of and/or the investment manager of the beneficial owners of at least 66-2/3% of the outstanding Second Lien Notes; or

(13)    the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order that prevents consummation of the Restructuring Transaction in accordance with this Agreement and the Restructuring Term Sheet; provided, however, that the Parties shall have ten (10) Business Days after issuance of such final ruling, judgment or order to obtain relief that would allow consummation of the Restructuring Transaction in accordance with this Agreement and the Restructuring Term Sheet; provided further that, the denial of the Settlement Approval Order by the Bankruptcy Court or a successful Challenge as to the amount of the Yield Protection Amount or Call Protection Amount shall not constitute a termination event for the Consenting Lenders under this clause (13);

(14)    an Event of Default has occurred under the DIP Credit Agreement and such Event of Default is outstanding and continuing for a period of more than two (2) Business Days; or

(15)    the earliest to occur of: (i) the Bankruptcy Court shall have affirmatively denied approval of the Settlement Approval Order, (ii) the Bankruptcy Court shall not have entered the Settlement Approval Order within seventy-five (75) days after the Petition Date, (iii) the Settlement Approval Order, once entered, shall be stayed, reversed, modified or vacated or (iv) a Challenge that results in a final determination of the Yield Maintenance Amount and Call Protection Amount to be less than the Minimum MW Amount; provided that, the Required Consenting Lenders must terminate this Agreement pursuant to this clause (15) no later than ten (10) Business Days after the occurrence of the event described in this clause having occurred (by delivering notice of such termination to the Company and the Consenting Noteholders on or prior to the expiry of such ten (10) Business Day period), and after such ten (10) Business Day period this termination event may not otherwise be exercised and this Agreement shall remain in full force and effect.

(c)    Debtors’ Termination Events. This agreement may be terminated with respect to all Parties upon seven (7) Business Days’ written notice by delivery by the Debtors to the Consenting Noteholders, the Administrative Agent and the Consenting Lenders in accordance with Section 9(o) hereof, upon the occurrence of any of the following events (it being agreed, during the seven (7) Business Days’ notice period, any of the following events may be cured):

(1)    solely with respect to the Consenting Noteholders, a material breach by a Consenting Noteholder of any representation, warranty, or covenant of such Consenting Noteholder set forth in this Agreement (including, for the avoidance of doubt, the obligations regarding the transfer of claims in Section 5 hereof), which (to the extent curable) remains uncured for a period of seven (7) Business Days after the receipt by such Consenting Noteholder of written notice of such breach; provided, however, that so long as non-breaching Consenting Noteholders party hereto continue to be the beneficial owners of and/or the investment manager of the beneficial owners of at least 66-2/3% of the outstanding Second Lien Notes, such termination shall be effective only with respect to such breaching Consenting Noteholders;

(2)    solely with respect to the Consenting Lenders, a material breach by the Administrative Agent or a Consenting Lender of any representation, warranty, or covenant of the Administrative Agent or such Consenting Lender set forth in this Agreement (including, for the avoidance of doubt, the obligations regarding the transfer of claims in Section 5 hereof), which (to the extent curable) remains uncured for a period of seven (7) Business Days after the receipt by the Administrative Agent of written notice of such breach; provided, however, that so long as non-breaching Consenting Lenders party hereto continue to hold at least 66-2/3% of the outstanding First Lien Loans, such termination shall be effective only with respect to such breaching Consenting Lenders;

(3)    the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order that could reasonably be expected to prevent consummation of the Restructuring Transaction; provided, however, that the Parties shall have ten (10) Business Days after issuance of such final ruling, judgment or order to obtain relief that would allow consummation of the Restructuring Transaction in accordance with this Agreement; provided further that, the denial of the Settlement Approval Order by the Bankruptcy Court or a successful Challenge as to the amount of the Yield Protection Amount or Call Protection Amount shall not constitute a termination event for the Company under this clause (3) or otherwise; or

(4)    prior to the conclusion of the Auction or, if no “qualified bid” has been submitted on or prior to the Bid Deadline, prior to the Bid Deadline, the board of directors of Rex determines that an Alternative Transaction satisfies conditions described in Section 3(c)(16) based upon advice of counsel and outside financial advisors, in good faith and consistent with its fiduciary duties under applicable law, proceeding with the Restructuring Transaction contemplated herein and in the Restructuring Term Sheet, and consummation of the Restructuring Transaction, would be inconsistent with the exercise of its fiduciary duties under applicable law.

(d)    Mutual Termination; Automatic Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among (i) each of the Debtors, (ii) the Required Consenting Noteholders and (iii) the Required Consenting Lenders. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon consummation of the Restructuring Transaction.

(e)    Individual Termination. Any Consenting Noteholder or any Consenting Lender may terminate this Agreement as to itself only, upon written notice to the other Parties in accordance with Section 9(o) hereof, in the event that: (i) such Consenting Noteholder or such Consenting Lender has transferred all (but not less than all) of its Second Lien Notes Claims or First Lien Term Loan Claims, as applicable, in accordance with Section 5 of this Agreement (such termination shall be effective on the date on which such Consenting Noteholder or Consenting Lender has effected such transfer, satisfied the requirements of Section 5 and provided the written notice required above in Section 9(o)); (ii) this Agreement or the Restructuring Term Sheet is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is disproportionately adverse to such Consenting Noteholder or such Consenting Lender as compared to similarly situated Consenting Noteholders or Consenting Lenders, by giving ten (10) Business Days’ written notice to the other Parties in accordance with Section 9(o); provided, that such written notice shall be given by the applicable Consenting Noteholder or applicable Consenting Lender within five (5) Business Days of such amendment, filing, or execution; or (iii) the Restructuring Term Sheet is amended, supplemented or otherwise modified without its consent in such a way as to adversely and materially modify the economic treatment contemplated for such Consenting Noteholder or Consenting Lender, as applicable, relative to the treatment contemplated by the Restructuring Term Sheet as of the Agreement Effective Date, by giving ten (10) Business Days’ written notice to the other Parties in accordance with Section 9(o); provided, that such written notice shall be given by the applicable Consenting Noteholder or applicable Consenting Lender within five (5) Business Days of such amendment, supplement or other modification.

(f)    Inability to Terminate. No Party may terminate this Agreement if such Party’s conduct or non-compliance or breach of this Agreement is the basis of the applicable termination event pursuant to which such Party seeks to terminate this Agreement. For the avoidance of doubt, and notwithstanding the foregoing, the Required Consenting Lenders shall not be prohibited from terminating this Agreement as a result of an Event of Default under (and as defined in) the DIP Credit Agreement. In addition, no Consenting Noteholder may terminate this Agreement if the applicable termination event resulted from the failure to close a Sale for which the Consenting Noteholders, Indenture Trustee or their designee or affiliates were the proposed purchaser and such failure to close is not a direct result of a breach by the Debtors of the applicable purchase agreement.

(g)    Effect of Termination. The earliest date on which termination of this Agreement is effective in accordance with this Section 7 shall be referred to as a “Termination Date.” Upon the occurrence of a Termination Date, all Parties’ obligations under this Agreement shall be terminated effective immediately, and the Parties shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Company’s obligations in Sections 3(c)(1) and 3(c)(2) hereof accrued up to and including such Termination Date; (c) the commitments, undertakings and agreements of the Consenting Noteholders contained in Section

6(c) and the Consenting Lenders in Section 6(d) of this Agreement; (d) Section 6(e) of this Agreement; and (e) Section 9 hereof (the foregoing clauses (a)-(e), collectively, the “Surviving Provisions”); provided the releases set forth in Section 6(e) of this Agreement and the commitments, undertakings and agreements of the Consenting Noteholders contained in Section 6(c) and the Consenting Lenders in Section 6(d) of this Agreement shall not constitute a Surviving Provision (and such commitments, undertakings and agreement shall terminate) if this Agreement has been terminated either by the Required Consenting Noteholders pursuant to Sections 7(a)(12) or 7(a)(13) or by the Required Consenting Lenders pursuant to Section 7(b)(15) (each a “MW Settlement Termination Event”). The Parties agree that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited as a matter of law by the automatic stay imposed by section 362 of the Bankruptcy Code, and the Debtors agree not to raise any argument or take any position to the contrary. For the avoidance of doubt and excluding the Surviving Provisions, all Parties’ obligations under this Agreement shall be terminated effective immediately, and the Parties shall be released from all commitments, undertakings, and agreements hereunder if the Agreement is terminated in accordance with its terms by any of the following Parties: (i) the Debtors (except if such termination is only effective with respect to a breaching Consenting Noteholder or breaching Consenting Lender in accordance with the last proviso of Section 7(c)(1) or (2), as applicable); (ii) the Consenting Noteholders; or (iii) the Consenting Lenders. The termination of this Agreement shall not modify, impair or be deemed to be a waiver of any rights and obligations under the Second Lien Intercreditor Agreement (as defined in the Term Loan Agreement), all of which shall remain full force and effect on the parties thereto.

Section 8.    Amendments and Waivers. The terms and conditions of this Agreement, including any exhibits, annexes or schedules to this Agreement, may not be waived, modified, amended, or supplemented without the prior written consent of the Debtors, the Required Consenting Lenders and the Required Consenting Noteholders

Section 9.    Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

(b)    Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

(c)    Governing Law; Submission to Jurisdiction; Forum Selection. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to extent possible, in either the United States District Court for the Southern District of New York or any New York State court located in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen

Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided that, if the Debtors commence the Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive jurisdiction rather than any Chosen Court.

(d)    Trial by Jury Waiver. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

(e)    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been authorized and empowered to execute and deliver this Agreement on behalf of said Party.

(f)    Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

(g)    Successors and Assigns. Except as otherwise provided in this Agreement and subject to Section 5 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a person or entity that has agreed to be bound by the provisions of this Agreement. This Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

(h)    No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

(i)    Reservation of Rights. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, subject to the Surviving Provisions.

(j)    Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive relief as the sole remedy for any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy. The Parties agree that in no event will any Party be liable for any consequential, special, indirect or punitive damages or damages for lost profits.

(k)    Consents and Acknowledgements. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan (if any). The acceptance of the Plan (if any) by each of the Consenting Noteholders and each Consenting Lender shall be solicited pursuant to the Disclosure Statement and related ballots in accordance with applicable law, and subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. This Agreement does not constitute, and shall not be deemed to constitute, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal, state, or provincial law or regulation.

(l)    Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Administrative Agent, the Consenting Noteholders and the Consenting Lenders under this Agreement shall be several, not joint, with respect to the Administrative Agent and each Consenting Noteholder and each Consenting Lender. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity, and it is hereby expressly acknowledged by the Consenting Noteholders, the Administrative Agent and the Consenting Lenders, on the one hand, and the Debtors, on the other, that they are in privity with each other and that no Consenting Noteholder is in privity with any other Consenting Noteholder, the Administrative Agent or any Consenting Lender, and no Consenting Lender is in privity with any other Consenting Lender or any Consenting Noteholder, in connection with this Agreement or any of the transactions contemplated hereby. The Consenting Noteholders represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Noteholders have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors. The Consenting Lenders and the Administrative Agent represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Lenders and the Administrative Agent have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement, and each Consenting Noteholder and each Consenting Lender shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Noteholder or any Consenting Lender to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Noteholder pursuant hereto is intended to constitute the Consenting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder or Consenting Noteholders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Nothing contained in this Agreement, and no action taken by any Consenting Lender pursuant hereto is intended to constitute the Consenting Lender as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Lender is in any way acting in concert or as a member of a “group” with any other Consenting Lender or Consenting Lender within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

(m)    Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day. For the purposes of this Agreement, “Business Day” means any day, other than a Saturday, Sunday, or legal holiday, in each case, in New York, New York.

(n)    Creditors’ Committee. Notwithstanding anything herein to the contrary, if any Consenting Noteholder or Consenting Lender is appointed to, and serves on an official committee of creditors in the Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s or Consenting Lender’s exercise of its fiduciary duties arising from its service on such committee; provided, however, that service as a member of a committee shall not relieve such Consenting Noteholder or Consenting Lender of its obligations to affirmatively support the Restructuring on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

(o)    Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier, or by registered or certified mail (return receipt requested) to the following addresses or electronic mail addresses:

(1)	If to the Company, to:

Rex Energy Corporation

366 Walker Drive

State College, PA 16801

Attn: Thomas Stabley, President and Chief Executive Officer

Email: tstabley@rexenergycorp.com

with a copy to:

John Luke, Senior Vice President, General Counsel

and Secretary

Email: jluke@rexenergycorp.com

Fax: 814-278-7286

and

Jones Day

250 Vesey St.

New York, New York 10281

Attn: Scott J. Greenberg

Email: sgreenberg@jonesday.com

and

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002-2712

Attn: Thomas A. Howley

Email: tahowley@jonesday.com

(2)	If to Consenting Lenders or the Administrative Agent:

Angelo, Gordon Energy Servicer, LLC

c/o Cortland Capital Market Services LLC

225 W. Washington St. 21st Floor

Chicago, Illinois 60606

Attn: Agency Services – Angelo, Gordon

Email: AngeloGordonAgency@cortlandglobal.com

Tele: 312-564-5078

Fax: 312-376-0751

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Michael H. Torkin (michael.torkin@stblaw.com)

(3)	If to the Consenting Noteholders:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention:        Michael S. Stamer (mstamer@akingump.com)

Meredith A. Lahaie (mlahaie@akingump.com)

Stephen B. Kuhn (skuhn@akingump.com)

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

(p)    Disclosure by the Debtors. Each Party hereto agrees that it will permit public disclosure by the Debtors, including in a press release, of the contents of this Agreement (subject the Required Consenting Noteholders and Administrative Agent reviewing and consenting to the contents of such disclosure prior to its issuance), but the Debtors shall not, and the Debtors hereby agree that they will not, share the identity of any of the Consenting Noteholders or Consenting Lender or the amount of Second Lien Notes held by each Consenting Noteholders as set forth on Exhibit A hereto or the First Lien Loans held by each Consenting Lenders as set forth on the signature pages hereto with any person and that it will keep such information confidential; provided, however, that the Debtors may disclose publicly the aggregate principal amount of the Second Lien Notes held by the Consenting Noteholders as set forth on Exhibit A hereto or the First Lien Loans held by each Consenting Lenders as set forth the signature pages hereto.

(q)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

(r)    Independent Analysis. Each Party hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate. Each Party has had the ability to, and has, consulted with counsel in connection with its consideration of this Agreement. Each Party agrees that it has not entered into this Agreement based upon any representation and warranties that are not included herein.

(s)    Mutual Drafting. This Agreement is the result of the Parties’ joint efforts, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

(t)    Indenture Trustee. To the extent this Agreement requires the Consenting Noteholders to take or refrain from taking any action, the Consenting Noteholders shall also direct the Indenture Trustee to take or refrain from taking such actions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

DEBTORS:

REX ENERGY CORPORATION

By:	/s/ Tom Stabley
Name:	Thomas C. Stabley
Title:	President & Chief Executive Officer

REX ENERGY I, LLC

By:	/s/ Tom Stabley
Name:	Thomas C. Stabley
Title:	President & Chief Executive Officer

REX ENERGY OPERATING CORP.

By:	/s/ Tom Stabley
Name:	Thomas C. Stabley
Title:	President & Chief Executive Officer

R.E. GAS DEVELOPMENT, LLC

By:	/s/ Tom Stabley
Name:	Thomas C. Stabley
Title:	President & Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

ADMINISTRATIVE AGENT

ANGELO, GORDON ENERGY SERVICER, LLC

By:	/s/ Todd Dittmann
Name:	Todd Dittmann
Title:	Authorized Person

CONSENTING LENDERS

AG ENERGY FUNDING, LLC

By:	/s/ Todd Dittmann
Name:	Todd Dittmann
Title:	Authorized Person

CANYON VALUE REALIZATION FUND L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

CANYON DISTRESSED OPPORTUNITY MASTER FUN II, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

CANYON DISTRESSED OPPORTUNITY INVESTING FUND II, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

CANYON NZ-DOF INVESTING, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name:	Jonathan M. Kaplan
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

MSD CREDIT OPPORTUNITY FUND, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Managing Director

TAO TALENTS, LLC

BY:	/s/ Joshua Easterly
NAME:	Joshua Easterly
TITLE:	Vice President

TPG SPECIALTY LENDING, INC.

BY:	/s/ Joshua Easterly
NAME:	Joshua Easterly
TITLE:	Chief Executive Officer

AB PRIVATE CREDIT INVESTORS MIDDLE MARKET DIRECT LENDING FUND, L.P.

BY:	/s/ Kevin Alexander
NAME:	Kevin Alexander
TITLE:	Vice President

AB ENERGY OPPORTUNITY FUND, L.P.

BY:	/s/ Daniel Posner
NAME:	Daniel Posner
TITLE:	Co-Chief Investment Officer

[Signature Page to Restructuring Support Agreement]

CONSENTING NOTEHOLDERS

FRANKLIN ADVISERS, INC.,

As investment manager solely on behalf of the funds and accounts identified on Schedule 1 to this signature page.

By:	/s/ Ed Perks
Name:	Ed Perks
Title:	E.V.P.

[Signature Page to Restructuring Support Agreement]

LOOMIS, SAYLES & COMPANY, L.P.,

As investment manager on behalf of certain funds and accounts

By Loomis, Sayles & Company, Incorporated, its General Partner

By:	/s/ Thomas H. Day
Name:	Thomas H. Day
Title:	Assistant General Counsel

[Signature Page to Restructuring Support Agreement]

MACKAY SHIELDS LLC

As investment manager on behalf of certain funds and accounts

By:	/s/ Young Lee
Name:	Young Lee
Title:	Senior Managing Director

Exhibit B

Restructuring Term Sheet

Execution Version

REX ENERGY CORPORATION

YIELD MAINTENANCE/CALL PROTECTION SETTLEMENT

AND

RESTRUCTURING TERM SHEET

THIS TERM SHEET, INCLUDING ALL EXHIBITS HERETO, IS THE “RESTRUCTURING TERM SHEET” REFERENCED IN THE RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED AS EXHIBIT B. ALL CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS TERM SHEET SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE RESTRUCTURING SUPPORT AGREEMENT.

Yield Maintenance/Call Protection Settlement Amount

•  $50 million, which amount shall be reduced on a dollar-for-dollar basis by up to $5 million on account of any post-petition interest accrued and paid in cash on the principal balance of $261,315,322 outstanding under the First Lien Credit Agreement (whether the $261,315,322 remains as prepetition principal or is “rolled-up” into a DIP Facility) (such reduced amount being no less than $45 million, the “Minimum MW Amount”); provided that, if the holders of Second Lien Notes[1] receive a recovery (in cash or Liquid Securities[2] (or another instrument subject to a short-term put right in favor of the holders of Second Lien Notes entitling them to receive cash or Liquid Securities) (other than through a credit bid)) on account of their Second Lien Notes as a result of the 363 sale or pursuant to a plan of reorganization or

[1]	“Second Lien Notes” shall mean the notes issued under that certain Indenture, dated as of March 31, 2016, for the Company’s 1.00%/8.00% Senior Secured Second Lien Notes due 2020.
[2]

For purposes of this provision, the Consenting Noteholders, the Administrative Agent and the Consenting Lenders, acting reasonably and in good faith, will agree on what equity and debt securities constitute “Liquid Securities” taking into consideration, among other things, whether the issuer is a public reporting company and, with respect to equity securities, whether such securities are registered and listed on a national securities exchange, the market capitalization of the issuer and the average daily trading volume of such securities for the twenty (20) Business Days preceding the date on which the valuation is determined; and with respect to debt securities, whether such securities are registered and the tranche size of such securities. Notwithstanding the foregoing, if the parties cannot agree despite their good faith efforts whether the debt and/or equity securities constitute “Liquid Securities”, the increase in the Minimum MW Amount attributable to such securities shall not be paid to the First Lien Lenders in cash, but in such securities (including, if both debt and equity securities are involved, in the same ratio as received as consideration in the Sale or Plan) with the amount to be paid and the value thereof being based on the value ascribed to such securities in the auction of the Debtors’ assets.

liquidation during the Debtors’ chapter 11 cases in excess of 40% of the outstanding principal amount of the Second Lien Notes (e.g., $235 million) (such recovery, the “2L Recovery Threshold”), then the Minimum MW Amount shall be increased by, and the First Lien Lenders[3] shall be entitled to, every dollar above the 2L Recovery Threshold, on a dollar-for-dollar basis up to a maximum amount of $10.5 million (such increased amount being no more than $55.5 million, the “Maximum MW Amount” and the amount calculated in accordance with this paragraph shall be the “Make Whole Amount”), which Make Whole Amount shall remain senior in all respects to the claims in respect of the Second Lien Notes.

•  Unless the MW Settlement Termination Event occurs, the Make Whole Amount shall be the maximum amount asserted on account of any Yield Maintenance Amount, Call Protection Amount, make-whole amount, prepayment premium, or any other similar fee that may be asserted under the First Lien Credit Agreement, and the Make Whole Amount shall be “rolled-up” as part of the DIP Facility (subject to adjustment in accordance with this Term Sheet).

•  All accrued prepetition interest on the prepetition balance of the First Lien Credit Agreement (other than amounts on account of the Make Whole Amount) shall be paid in full in cash on the closing of the DIP Facility.

•  The First Lien Lenders shall waive any interest on the Make Whole Amount upon consummation of a sale or plan in accordance with the RSA unless a MW Settlement Termination Event has occurred.

•  If there is a successful Challenge (as defined in the DIP Orders) (other than a Challenge asserted in violation of the Restructuring Support Agreement) that results in a final determination of the Yield Maintenance Amount and Call Protection Amount to be less than the Minimum MW Amount, and following such successful Challenge the Restructuring Support

[3]	“First Lien Lenders” shall mean the lenders under the Company’s Term Loan Credit Agreement, dated as of April 28, 2017 (the “First Lien Credit Agreement”).

2

Agreement remains in full force and effect, the holders of the Second Lien Notes shall not be required to satisfy any such disallowed obligations from their own recovery (whether as a result of the turnover provisions of Second Lien Intercreditor Agreement or under any other legal or contractual theory) and for all purposes hereunder, the Restructuring Support Agreement, the DIP Credit Agreement and the DIP Orders, the “Make Whole Amount” shall mean such amount of the Yield Maintenance Amount and Call Protection Amount as finally determined.

Adequate Protection

•  Holders of Second Lien Notes to receive replacement liens and 507(b) administrative claims as adequate protection (on a junior basis to the liens and claims of the First Lien Lenders), as well as payment of reasonable and documented professional fees, which fees may not be used to challenge the validity, priority and enforceability of the First Lien Lender claims or liens.

363 Sale Process

•  The First Lien Lenders shall be permitted to credit bid up to the sum of: (a) the principal amount then outstanding under the First Lien Credit Agreement (excluding the Make Whole Amount), if any, plus any accrued and unpaid interest thereon determined as of the closing date, plus (b) the principal amount outstanding under the DIP Facility, plus accrued and unpaid interest thereon determined as of the closing date, (excluding any “rolled up” Make Whole Amount), plus (c) the Make Whole Amount (the “Credit Bid Amount”).

•  The Debtors shall establish a Reserve Price for the sale. “Reserve Price” means the sum of (a) the Credit Bid Amount, plus (b) all outstanding fees and expenses due under the DIP Facility, plus (c) any other Secured Obligations outstanding, if any, under the First Lien Credit Agreement or the DIP Credit Agreement on account of any terminated secured swap agreement, plus (d) an additional overbid amount sufficient to fund the wind down of the Debtors’ estates to the extent such amounts are not funded through the DIP Facility, which amount shall not be greater than $5,000,000 unless agreed to by the Administrative Agent and the Required Consenting Noteholders after good faith consultation between their respective advisors and the advisors of the Debtors (such amount, the “Wind Down Amount”).

3

•  If the Reserve Price is not satisfied, the Debtors will pursue confirmation of a plan of reorganization as set forth on Exhibit A hereto described under “Path 2”.

•  A “qualified bid” must include a customary good faith deposit[4], not be subject to any diligence or financing conditions and satisfy other customary terms and conditions and must provide for a cash payment, at closing, to the First Lien Lenders equal to the sum of (x) the Credit Bid Amount, plus (y) any outstanding fees and expenses due and payable under the DIP Facility, plus (z) any other Secured Obligations outstanding, if any, under the First Lien Credit Agreement or the DIP Credit Agreement on account of a terminated secured swap agreement (collectively, the “First Lien Pay Off Amount”) plus the funding of the Wind Down Amount to the Debtors.

•  Holders of Second Lien Notes shall be entitled to credit bid if such bid otherwise meets the conditions of a “qualified bid” under the bid procedures and provides for the payment in cash of the First Lien Pay Off Amount to the First Lien Lenders at closing, which is to occur no later than 170 days after the Petition Date, plus funding of the Wind Down Amount to the Debtors. The First Lien Lenders agree to support and not to object or interfere (either directly or indirectly) with such credit bid.

•  First Lien Lenders and Consenting Noteholders shall cooperate in good faith during the sales process and both parties shall have equal access to information and diligence.

[4]	A bid submitted by the holders of Second Lien Notes, or their trustee or designee, may, in lieu of a cash deposit, provide a several and not joint performance guarantee (or a combination of a cash deposit and a several and not joint performance guarantee) by the Consenting Noteholders in an amount not to exceed $20 million.

4

•  Bidding Procedures to be acceptable to the First Lien Lenders and Consenting Noteholders and to provide for the following:

•  The potential to credit bid by the First Lien Lenders and the establishment of the Reserve Price; provided, however, the First Lien Lenders agree, and the Bidding Procedures shall provide, that the First Lien Lenders will not submit any bid that is in excess of the Credit Bid Amount plus the funding of the Wind Down Amount to the Debtors;

•  Access to due diligence by the Consenting Noteholders and any potential financing sources selected by the Consenting Noteholders; and

•  All bids to be provided to the First Lien Lenders and Consenting Noteholders within 24 hours of receipt by the Debtors.

Case and Sale Milestones

•  To be agreed and acceptable to the First Lien Lenders and Consenting Noteholders but shall include the following milestones in addition to milestones set forth in the RSA (unless otherwise agreed by the First Lien Lenders and Consenting Noteholders);

1.  Within 50 days of the Petition Date: entry of bid procedures order

2.  Within 115 days of the Petition Date: bid deadline

3.  Within 125 days of the Petition Date: auction date

4.  Within 170 days of the Petition Date: closing and Plan effective date.

DIP Facility

•  First Lien Lenders to provide $100 mm new money DIP Facility, plus a roll-up of the principal outstanding under First Lien Credit Agreement (i.e., $261,315,322 and the Make Whole Amount (as may be adjusted in accordance with the terms hereof)).

•  Interest Rate and Fees as set forth in the DIP Term Sheet dated April 18, 2018.

•  6 month maturity date.

5

•  Notwithstanding anything to the contrary in this Term Sheet, the failure of the DIP Facility to include a roll-up shall not impact the effectiveness of the settlement herein, provided, however, the Consenting Noteholders agree to support and not to object to the roll-up of the principal amount outstanding under the First Lien Credit Agreement, including the Make Whole Amount (as may be adjusted in accordance with the terms hereof).

6

Exhibit A:

PLAN TERM SHEET

7

Execution Version

Exhibit A

REX ENERGY CORPORATION

PLAN TERM SHEET

THIS TERM SHEET IS PRELIMINARY, NON-BINDING, AND SUBJECT TO DEFINITIVE DOCUMENTATION. THIS TERM SHEET IS INTENDED SOLELY FOR DISCUSSION PURPOSES AND IS NOT A COMPLETE LIST OF THE TERMS AND CONDITIONS OF ANY POTENTIAL TRANSACTION. THE TRANSACTIONS CONTEMPLATED HEREIN ARE HYPOTHETICAL, AND ALL TERMS HEREIN REMAIN SUBJECT TO CHANGE IN ALL RESPECTS.

Plan of Reorganization or Liquidation:

This term sheet is attached to the Restructuring Term Sheet and deemed incorporated therein. Concurrently with the sale process contemplated in the Restructuring Support Agreement and the Restructuring Term Sheet, the Debtors shall pursue confirmation of a plan of reorganization or liquidation having the terms described below and that is otherwise reasonably satisfactory to the Debtors, Administrative Agent, the Required Consenting Noteholders and the Required Consenting Lenders (the “Plan”).

As described below, the treatment contemplated by the Plan depends on whether the Debtors successfully sell all or substantially all of their assets (the “Purchased Assets”) pursuant to the sale process contemplated in this Restructuring Term Sheet (“Path 1”) or if the Debtors do not obtain a bid in excess of the Reserve Price (or are unable to close such transaction) (“Path 2”).

Effective Date:

The date the Plan becomes effective (the “Effective Date”) shall be the date on which all the conditions to consummation of the Plan have been satisfied in full or waived.

Conditions to consummation shall include, among other things, for:

•  Path 1, the closing of the applicable sale (unless the sale is to be implemented through the Plan), entry of a confirmation order (in form and substance reasonably satisfactory to the Debtors, and the Required Consenting Noteholders) and such other conditions as are customary for transactions of this nature, and are acceptable to the Debtors and the Required Consenting Noteholders.[1]

[1]	To the extent that the DIP Facility Claims and First Lien Lender claims have not been paid in full prior to consummation of the Plan in accordance with the Restructuring Term Sheet pursuant to Path 1, the conditions to confirmation and consummation shall also be acceptable to the Administrative Agent and Required Consenting Lenders.

•  Path 2, receipt of all necessary regulatory approvals and third party consents, no material adverse effect, confirmation of tax treatment of reorganization, closing of an emergence credit facility, entry of a final non-appealable confirmation order (in form and substance reasonably satisfactory to the Debtors, Administrative Agent and the Required Consenting Lenders) and such other conditions as are customary for transactions of this nature, and are acceptable to the Debtors, Administrative Agent and the Required Consenting Lenders.

Subject to the terms and conditions of the Restructuring Term Sheet and the Restructuring Support Agreement, in the event the Required Consenting Noteholders credit bid the allowed Second Lien Note Claims at auction and are the successful bidder, the Required Consenting Noteholders, may elect, in lieu of consummating the purchase agreement related to such credit bid, to pursue a Plan under Path 1 to effect the distribution to holders of allowed Second Lien Note Claims of 100% of the equity in the reorganized Debtors (such plan treatment, the “Second Lien Equitization Treatment”). For the avoidance of doubt, any Plan that provides for the Second Lien Equitization Treatment shall be implemented in accordance with Path 1 (including with respect to repayment in full in cash of DIP Facility Claims and First Lien Lender Claims no later than 170 days after the Petition Date) and the treatment of Second Lien Note Claims shall be modified accordingly.

Path 1: Treatment if the assets are sold pursuant to sale process described in the Restructuring Term Sheet:

•  DIP Facility Claims and First Lien Lender Claims: the DIP Facility claims and First Lien Lender claims shall be indefeasibly satisfied on the closing of the sale of the Purchased Assets by payment in full in cash of such claims as described in the Restructuring Term Sheet (which may occur simultaneously with consummation of the Plan, provided any such Plan must provide for the effective date to occur no later than 170 days after the Petition Date).

2

•  Administrative and Priority Claims: on the applicable distribution date, the allowed administrative and priority claims shall be paid in full in cash from the Wind Down Amount. The Debtors shall establish an administrative bar date reasonably satisfactory to the Administrative Agent and the Required Consenting Noteholders.

•  Second Lien Note Claims: unless the holders of Second Lien Notes are the successful bidders for the Purchased Assets, on the Effective Date, the holders of Second Lien Notes shall receive any remaining proceeds of the Purchased Assets after payment of: (1) the First Lien Payoff Amount, (2) any other secured claims that are determined to be secured by liens senior to the liens securing the Second Lien Notes and (3) the Wind Down Amount. For the avoidance of doubt, if the holders of Second Lien Notes are the successful bidders for the Purchased Assets, the treatment for Second Lien Note Claims shall be modified in accordance with the successful bid.

•  General Unsecured Claims (including Unsecured Note Claims[2] and any unsecured deficiency portion of the Second Lien Note Claims (if applicable): on the applicable distribution date, holders of allowed General Unsecured Claims shall receive: (a) their ratable share of remaining proceeds from the sale of the Purchased Assets after payment of Second Lien Note Claims in full; and (b) their ratable interests in the Liquidating Trust.

•  Equity Interests and 510(b) Claims: on the Effective Date, the existing equity interests in the Debtors (other than intercompany equity) shall be cancelled and the holders thereof shall receive no distributions, and holders of claims under Section 510(b) of the Bankruptcy Code shall receive no recovery.

[2]	Unsecured Note Claims shall mean claims arising under: (a) that certain indenture dated as of July 14, 2014 (as amended, supplemented, amended and restated, or otherwise modified from time to time), by and among the Company, the guarantors named therein, and Wilmington Trust, National Association as trustee, comprised of 6.250% Senior Notes due 2022; and (b) that certain indenture dated as of December 12, 2012 (as amended, supplemented, amended and restated, or otherwise modified from time to time), by and among the Company, the guarantors named therein, and Wilmington Trust, National Association as trustee, comprised of 8.875% Senior Notes due 2020.

3

Path 2: Treatment if the assets are not sold pursuant to sale process described in the Restructuring Term Sheet:

•  DIP Facility Claims and First Lien Facility Claims: on the Effective Date, the DIP Lenders and First Lien Lenders shall receive on account of their DIP Facility claims and the First Lien Lender claims, 100% of the equity in the reorganized Debtors (in which all of the Debtors’ assets shall vest free and clear of all claims, interests and encumbrances) (the “Reorganized Debtors”); provided cash in an amount equal to the Wind Down Amount shall be contributed by the DIP Lenders to the Liquidating Trust. The DIP Lenders and First Lien Lenders retain the right to effectuate the acquisition of the Debtors’ assets through a credit bid in accordance with the terms and conditions of the Restructuring Support Agreement and Restructuring Term Sheet.

•  At the election of the Required Consenting Lenders, the Reorganized Debtors also may issue the DIP Lenders and First Lien Lenders new first lien notes.

•  In addition, the DIP Lenders and the First Lien Lenders shall arrange an appropriate emergence credit facility.

•  Administrative and Priority Claims: on the applicable distribution date, the allowed administrative and priority unsecured claims shall be paid in full in cash from the Wind Down Amount. The Debtors shall establish an administrative bar date reasonably satisfactory to the Administrative Agent.

•  Second Lien Note Claims: on the applicable distribution date, the holders of the Second Lien Note Claims shall receive their ratable interest in the Liquidating Trust. The holders of Second Lien Note Claims shall waive their superpriority administrative claims arising under the DIP Orders or otherwise on account of adequate protection.

•  General Unsecured Claims: on the applicable distribution date, the holders of allowed General Unsecured Claims shall receive their ratable interests in the Liquidating Trust.

•  Intercompany Claims: The Administrative Agent, in consultation with the Required Consenting Lenders, shall determine whether to cancel or reinstate any Intercompany Claims.

•  Equity Interests and 510(b) Claims: on the Effective Date, the existing equity interests in the Debtors (other than intercompany equity) shall be cancelled and the holders thereof shall receive no recovery, and holders of claims under Section 510(b) of the Bankruptcy Code shall receive no recovery.

4

Management Incentive Plan:	If Path 2 is effectuated by the Plan, the Reorganized Debtors shall adopt a management incentive plan approved by the new board of directors of the Reorganized Debtors, which could be one or more of a cash bonus pool, or direct equity grants, options, restricted stock, or phantom equity of up to 10% of Reorganized Debtors, with customary vesting schedules, as applicable.

Liquidating Trust:

A liquidating trust (the “Liquidating Trust”) shall be established on the Effective Date.

Any assets of the Debtors not sold (under Path 1) or not transferred to the Reorganized Debtors (under Path 2) and not otherwise abandoned shall be transferred to the Liquidating Trust on the Effective Date (the “Liquidating Trust Assets”). The Liquidating Trust Assets shall include (a) cash equal to the Wind Down Amount that will fund the administration of the Liquidation Trust and payment of administrative expense and priority unsecured claims, and (b) claims and causes of action of the Debtors that in Path 2 the Debtors and the Administrative Agent agree shall not vest with the Reorganized Debtors, provided, however, the Liquidating Trust Assets shall not include any claims under chapter 5 of the Bankruptcy Code assertable against any party continuing to do business with or employed by the Reorganized Debtors or against any released party.

Corporate Governance:[3]	If Path 2 is effectuated by the Plan, the governance documents with respect to the Reorganized Debtors shall be in form and substance satisfactory to the Debtors, Administrative Agent and the Required Consenting Lenders (it being agreed such governance documents shall provide for ratable allocation of economic rights and voting rights among Consenting Lenders).

[3]	To the extent that the holders of Second Lien Notes are the successful bidders and implement the Restructuring Transaction through a plan of reorganization, there shall be corresponding changes to Corporate Governance, Executory Contracts and Unexpired Leases, and Tax Matters to provide consent rights to the Required Consenting Noteholders.

5

Executory Contracts and Unexpired Leases:[4]	If Path 2 is effectuated by the Plan, the Administrative Agent and the Required Consenting Lenders shall have the right to determine which executory contracts and unexpired leases shall be assumed or rejected in consultation with the Debtors.

Tax Matters:

If Path 2 is effectuated by the Plan, the restructuring and the transactions related thereto will be structured in a tax efficient manner for the Reorganized Debtors and the First Lien Lenders, as determined by the Administrative Agent and the Debtors.

The Plan in Path 2 shall provide for the option for a reorganization through a transfer of the Debtors’ assets to newly formed entities in order to effect a tax-efficient reorganization structure.

Releases and Exculpation:

The Plan shall provide for customary Debtor and third party releases in favor of the Debtors, Administrative Agent, the First Lien Lenders, the DIP Lenders, the Indenture Trustee, the Consenting Noteholders and their respective professionals and related parties, in each case, in form and substance reasonably satisfactory to the Debtors, Administrative Agent, the Consenting Lenders and the Consenting Noteholders.

The Plan shall also include customary exculpation provisions for the estate fiduciaries.

Discharge	The Plan shall provide for the full and complete discharge of all prepetition obligations.

Injunction	Ordinary and customary injunction.

[4]	Any successful bidder for the Purchased Assets under Path 1 shall have the right to determine which executory contracts and unexpired leases shall be assumed or rejected by the Debtors.

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Exhibit C

Form of Joinder

This joinder agreement (“Joinder”) to the Restructuring Support Agreement (the “Agreement”), dated as of May 17, 2018, by and among the following: (i) Rex Energy Corporation (“Rex”), a company incorporated in the State of Delaware, and each of the undersigned direct and indirect subsidiaries of Rex (collectively with Rex, the “Company” or the “Debtors”) and (ii) the other parties thereto is executed and delivered by [                    ] (the “Joining Party”) as of [                    ]. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.    Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Lenders or Consenting Noteholders, as applicable.

2.    Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 6 of the Agreement to each other Party.

3.    Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.    Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn:

Facsimile:

EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

First Lien Loans (principal amount):

$

Aggregate Principal Amount of Second Lien Notes Held Beneficially

$